Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,

August 19, 2004	CONTACT:	Robert L. Schumacher
at (276) 326-9000

First Community Bancshares, Inc. Announces Sale of Mortgage Subsidiary

     Bluefield, Virginia – First Community Bancshares, Inc. (Nasdaq: FCBC); (www.fcbinc.com) announced the sale of its United First Mortgage, Inc. (UFM) subsidiary headquartered in Richmond, Virginia to Access National Bank (Access), which is the wholly owned subsidiary of Access National Corporation (Nasdaq: ANCX), a bank holding company based in Reston, Virginia. The transaction, which closed on August 18, 2004, resulted in the sale of 100% of the stock of UFM to Access for cash consideration. The Company anticipates the transaction will produce a third quarter after tax gain of approximately $350,000. This sale completes the Company’s previously announced plan to exit the mortgage banking business segment.

     Under the terms of the stock purchase and related agreements, Access National acquired new mortgage origination offices in Midlothian, Fredericksburg and Staunton, Virginia. Existing UFM origination offices in Lynchburg and Glen Allen will be closed along with the corporate office of UFM in Richmond.

     First Community Bancshares, Inc. headquartered in Bluefield, Virginia, is a $1.85 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 52 full-service banking locations, two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National market under the symbol “FCBC”.

DISCLAIMER

     This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.